As filed with the Securities and Exchange Commission on October 22, 2007

Registration No. 333-146561

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

Amendment No. 1
Form SB-2

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

BLUE STAR ENERGY, INC.

(Name of small business issuer in its charter)

______________________________

Colorado	1382	20-2835920
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5525 Erindale Dr., Suite 201
Colorado Springs, Colorado 80918

(719) 260-8509

(Address and telephone number of principal executive offices)

5525 Erindale Dr., Suite 201
Colorado Springs, Colorado 80918

(Address of principal place of business or intended place of business)

Raymond E. McElhaney

President and Chief Executive Officer
Blue Star Energy, Inc.

5525 Erindale Dr., Suite 201
Colorado Springs, Colorado 80918
(719) 260-8509

(Name, address and telephone number of agent for service)

With a copy to:
David J. Babiarz, Esq.

Jessica M. Browne, Esq.

Dufford & Brown, P.C.
1700 Broadway, Suite 2100
Denver, Colorado 80290-2101
(303) 861-8013

Approximate date of commencement of proposed sale to public:
As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum amount to be registered (1)	Proposed maximum offering price per unit(2)	Amount of aggregate offering price	Total registration fee
Common Stock, $0.001 par value	9,660,000	$ 0.50	$ 4,830,000	$ 148.28

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate amount of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.
(2)	Calculated in accordance with Rule 457(o) of the regulations promulgated under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2007

PROSPECTUS

BLUE STAR ENERGY, INC.

_________________________

9,660,000 Shares

of Common Stock

O ffered by

Selling Shareholders

        The selling shareholders identified in this prospectus are offering 9,660,000 shares of our common stock. All of these shares of common stock are being offered by the selling shareholders named in this prospectus, or their transferees, pledgees, donees or successors in interest. The selling shareholders will receive all of the proceeds from the sale of the shares of the common stock being offered by this prospectus.

        The selling shareholders may sell the shares of common stock being offered by them from time to time at a fixed price of $0.50 per share until such time, if ever, our shares are quoted on the electronic bulletin board maintained by the National Association of Securities Dealers (the “OTC Bulletin Board”) following which the shares may be offered at prices prevailing in the market or at privately negotiated prices. The selling shareholders may sell these securities to or through one or more underwriters, broker-dealers or agents, or directly to purchasers on a continuous or delayed basis. The names of any underwriters or agents will be included in a post-effective amendment to the registration statement of which this prospectus is a part, as required. For additional information on the methods of sale, you should refer to the section entitled “PLAN OF DISTRIBUTION” on page 37.

        There is presently no market for our common stock.

Investing in our common stock involves risks that are described in the “RISK FACTORS” section beginning on page 5 of this prospectus.

_________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2007

Additional Information

        This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with, or incorporated by reference into, the registration statement of which this prospectus is a part. (See “WHERE YOU CAN FIND MORE INFORMATION”).

        You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

Special Note Regarding Forward-Looking Statements

        Please see the note under “RISK FACTORS” for a description of special factors potentially affecting forward-looking statements included in this prospectus.

ii

SUMMARY

         The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our stock. You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “FINANCIAL STATEMENTS.”

        As used in this prospectus, unless the context requires otherwise, the terms “Blue Star Energy” “we,” “our” or “us” refer to Blue Star Energy, Inc.

Our Company

        We were organized under the laws of the State of Colorado in 2005 and we are engaged in the acquisition, exploration and development of oil and gas properties. We presently hold a 21.75% interest in one undeveloped prospect comprised of 160 gross leased acres (34.8 net acres), which we refer to as the Stroh prospect, which contains one oil and gas well in what is known as the Denver-Julesburg Basin in northeastern Colorado. The well located on this prospect is presently shut-in and not producing.

        Our well is operated by Energy Oil & Gas, Inc. (“Energy Oil”). We are responsible for our proportionate share of operating expenses associated with and benefit from revenues generated from production at this well, although we have not generated revenue since our inception.

        We anticipate participating with the other working interest owners in developing the Stroh prospect for future production. One alternative we are exploring is the installation of a modern natural gas-fired generator to produce electricity to be sold into the local electric grid. Another alternative we are considering is constructing a gathering system for gas production and delivery. Our portion of the costs of developing the property will require us to make significant capital expenditures, which we will likely fund through future equity financing, although we presently have no financing commitments and there is no assurance we will be able to obtain such financing in the future.

        We hope to acquire additional interests in oil and gas properties, and are interested in acquiring an oil service company which we believe will be complementary to our operations. Additionally, we hope to develop potential exploration/exploitation targets for future exploration by employing what is known as three-dimensional seismic technology which we believe enables us to determine potential reserves located in deeper formations than what is typically targeted in the Denver-Julesburg Basin. Because of our present size and position in the industry, any future exploration activity would likely be attempted in conjunction with our operating partner or a larger oil and gas exploration and development company through some form of partnership or joint venture arrangement.

        Our principal executive offices are located at 5525 Erindale Dr., Suite 201, Colorado Springs, Colorado 80918, and our telephone number is (719) 260-8509.

The Offering

Common Stock outstanding before and after the Offering	9,660,000 shares

Common Stock offered by the selling shareholders	9,660,000 shares

Use of Proceeds	None

Risk Factors

        An investment in our common stock is subject to a number of risks. Risk factors relating to our company include a history of operating losses, need for working capital, lack of proven or probable reserves and dependence on key personnel. Risk factors relating to our common stock include the absence of a trading market and lack of dividends. See “RISK FACTORS” for a full discussion of these and other risks.

Summary Financial Data

        The following tables present certain selected historical financial data about our company. Historical financial information as of and for the years ended December 31, 2006 and 2005 has been derived from our financial statements, which have been audited by Stark Winter Schenkein & Co., LLP, our independent registered public accounting firm. Historical financial information as of and for the six months ended June 30, 2007 and 2006 have been derived from our unaudited financial statements.

        You should read the data set forth below in conjunction with the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION,” our financial statements and related notes included elsewhere in this prospectus.

	Balance Sheet Data
	June 30, 2007	December 31, 2006
	(unaudited)
Cash and Cash Equivalents	$74,156	$16,937
Total Assets	138,755	91,249
Current Liabilities	18,184	34,308
Total Liabilities	18,184	34,308
Shareholders' Equity	120,571	56,941

	Operating Data
	Six months ended June 30,		Year ended December 31,	Inception May 11, 2005 to December 31,
	2007	2006	2006	2005
	(unaudited)
General and Administrative Expenses	$102,401	$96,696	$194,442	$113,427
Property Acquisition Related Costs	—	—	8,325	—
Net (Loss)	(101,370)	(94,331)	(422,600)	(111,759)
Net (Loss) per Share	$(0.01)	$(0.01)	$(0.05)	$(0.02)

RISK FACTORS

         Investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.

Risks Relating to Our Company

         Since we are a new business with no operating history, investors have no basis to evaluate our ability to operate profitably. We were organized in 2005 and have had no revenue from operations since our inception. Our activities to date have been limited to organizational efforts, raising financing and acquiring interests in a limited number of oil and gas properties. We face all of the risks commonly encountered by other new businesses, including the lack of an established operating history, need for additional capital and personnel, and intense competition. There is no assurance that our business plan will be successful.

         The report of our independent accountants on our financial statements for the year ended December 31, 2006 includes a “going concern” qualification, meaning that there is substantial doubt about our ability to continue in operation. The report cited the following factors in support of our accountant’s conclusion: (i) the substantial losses we incurred for the year ended December 31, 2006 and the period from inception (May 11, 2005) to December 31, 2005; (ii) our lack of operating revenue; and (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. From inception to June 30, 2007, we have accumulated a loss of $635,729. If we are unable to obtain additional financing or eventually produce revenue, we may be forced to sell our assets, curtail or cease operations. In any event, investors in our common stock could lose all or part of their investment. (See “FINANCIAL STATEMENTS”).

         We are dependent upon receipt of additional working capital to fund our business plan. Our working capital at June 30, 2007 was $55,972 which is insufficient to fund our business plan. We will require additional capital to continue our business operations and for development of any one of our existing properties or for acquisition of additional oil and gas prospects. If we believe drilling at one of our or more of our properties is warranted, we will require significant additional capital to fund the drilling program. We will need to obtain additional financing from outside sources within the next 12 months in order to continue to fund our business needs. If we are unsuccessful in addressing these needs, we may cease our business activities. As a result, investors may lose all or a part of their investment.

         The feasibility of profitably producing oil and gas at our property has not been established, meaning that we have not completed work necessary to determine if it is commercially feasible to develop our property. We have no proved oil and gas reserves on our property . “Proved oil and gas reserves,” as defined by regulation of the United States Securities and Exchange Commission (“SEC”), are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Development of oil and gas reserves involves the risk that no commercial production will be obtained or that production will be insufficient to recover drilling and completion or cleaning and reworking costs. Drilling also may be curtailed, delayed or canceled as a result of many factors, including, among other things, unacceptably low prices, title problems, weather conditions, labor shortages and equipment delivery problems. Additional work such as installation of an electrical generator or construction of a delivery system at the Stroh property will be necessary before production may be commercially feasible at the property.

         At the present time, we are totally dependent upon production of oil or gas from one shut-in well, raising the risk if this property should prove unproductive. Since we have no proved reserves, there is no assurance that oil or gas can be economically produced under existing and future prices and costs. If we are unable to economically produce oil or gas from this lease, it would significantly impact our business plan since we do not have a large portfolio of properties. In that event, we might be forced to identify and invest substantial sums in one or more additional interests, and there is no assurance that such properties would be available on terms favorable to us.

         If we cannot establish or acquire reserves, we may never generate revenue. The future success of our operations will be largely dependent on our ability to establish and expand our oil and gas reserves through production at our current property and acquisition of producing properties. Successful acquisition of producing properties generally requires, among other things, accurate assessments of recoverable reserves, future gas and oil prices, operating costs and potential environmental risks and other liabilities. Such assessments are necessarily inexact and their accuracy is inherently uncertain. Without successful acquisitions and exploitation, exploration and development operations, we may not be able to establish reserves and may not generate revenue from oil and gas production.

         If we decide to attempt electricity production at our Stroh prospect, we must bear our proportionate share of the substantial cost to install an electrical generator and construct the necessary infrastructure to deliver this product to market. In order for us to sell any electricity generated from natural gas at our Stroh prospect, a natural gas-fired electrical generator must be acquired and installed and any necessary infrastructure will have to be constructed and maintained. Installation and construction has not yet begun and there is no assurance that the project will be constructed. If we or our working interest partners are unable to obtain the capital necessary to acquire and install the generator or construct the additional infrastructure, commencement of the project will be postponed or cancelled and the marketing and sale of the electricity or natural gas may be postponed indefinitely. Also, construction and maintenance of the project will likely be supervised by a third party over which we have no control.

         Decisions by the operator of our property may affect our capital requirements. Our property is currently subject to an operating agreement with Energy Oil, the owner of a 47.5% interest in the prospect. The operator has control over the management of operations and makes decisions regarding development of the prospect. These decisions may affect our capital requirements by requiring us to pay our proportionate share of costs. Under the terms of the operating agreement, we also have the option to participate in subsequent operations. If we elect to participate in drilling or other operations, we are obligated to contribute our pro rata share of the costs (as may be adjusted for less than 100% participation by all the parties to the operating agreement) and the operator will continue to exercise control and make decisions concerning the project.

         Oil and gas operations are affected by fluctuations in oil and natural gas prices and low prices could have a material adverse effect on the future of our operations. Our future success will depend largely on the prices received for natural gas and oil production. Prices received also will affect the amount of future cash flow available for capital expenditures and may affect the ability to raise additional capital. Lower prices may also affect the amount of natural gas and oil that can be economically produced from reserves either proved, discovered or acquired.

        Prices for natural gas and oil fluctuate widely. For example, natural gas and oil prices declined significantly in 1998 and 2001, and, for an extended period of time, remained below prices obtained in previous years. Factors that can cause price fluctuations include:

•	the level of consumer product demand;
•	weather conditions;
•	domestic and foreign governmental regulations;
•	the price and availability of alternative fuels;
•	political conditions in natural gas and oil producing regions;
•	the domestic and foreign supply of natural gas and oil;
•	the price of foreign imports; and
•	overall economic conditions.

         We are in the oil and natural gas business which involves many operating risks that can cause substantial losses. The oil and natural gas business involves a variety of operating risks, including:

•	fires;
•	explosions;
•	blow-outs and surface cratering;
•	uncontrollable flows of underground natural gas, oil or formation water;
•	natural disasters;
•	pipe and cement failures;
•	casing collapses;
•	embedded oilfield drilling and service tools;
•	abnormal pressure formations; and
•	environmental hazards such as natural gas leaks, oil spills, pipeline ruptures or discharges of toxic gases.

If any of these events occur, we could incur substantial losses as a result of:

•	injury or loss of life;
•	severe damage to and destruction of property, natural resources or equipment;
•	pollution and other environmental damage;
•	clean-up responsibilities;
•	regulatory investigation and penalties;
•	suspension of our operations; or
•	repairs necessary to resume operations.

        If we were to experience any of these problems, it could affect well bores, gathering systems and processing facilities, any one of which could adversely affect our ability to conduct operations. We may be affected by any of these events more than larger companies, since we have limited working capital. We currently maintain $1,000,000 of liability insurance. However, for some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect operations. Moreover, we cannot assure our shareholders that we will be able to maintain adequate insurance in the future at rates considered reasonable.

         Governmental laws and regulations may add to our costs or limit our activities. Our operations are affected from time to time in varying degrees by governmental laws and regulations. The oil and gas market is dependent on demand for services from the oil and gas exploration industry and, accordingly, is affected by changing tax and other laws relating to the energy business generally. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit our activities.

         Competition in the oil and gas industry is intense, and we have limited financial and personnel resources with which to compete. Competition in the oil and gas industry for desirable properties, investment capital and personnel is intense. We are an insignificant participant in the oil and gas industry due to our limited financial and personnel resources. We may be unable to attract the necessary investment capital to fully develop or further explore our interests and unable to acquire other desirable properties.

         Title to our oil and gas leases could be defective in which case we may not own the interests that we believe we do. It is customary in the oil and gas industry that upon acquiring an interest in a property, that only a preliminary title investigation be done at that time. If the title to the prospects should prove to be defective, we could lose the costs of acquisition, or incur substantial costs for curative title work.

         Our property is subject to royalties, the payment of which will decrease our revenues. Our current prospect is subject to overriding royalty payments of up to a maximum of 18% of gross revenues if revenues are ever generated. These payments will be made to certain individuals, including our executive officers and the principal of our operating partner, Energy Oil. Since our share of any revenues received from production will be calculated net of expenses and costs, the payment of these royalties will reduce our potential revenue.

         We depend upon a limited number of personnel and the loss of any of these individuals could adversely affect our business. If any of our current employees were to die, become disabled or leave the company, we would be forced to identify and retain individuals to replace them. Messrs. Raymond McElhaney and Bill Conrad are our only officers at this time. Frank L. Jennings is our consultant for financial and accounting matters who currently serves as our principal financial officer. There is no assurance that we can find suitable individuals to replace them or to add to our employee base if that becomes necessary. We are entirely dependent on these individuals as our key personnel at this time. We have no life insurance on any individual at this time, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

         While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that we will be required to furnish a report by our management on internal controls for the fiscal year ending December 2007. Such a report must contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting, including a statement as to whether or not our internal controls are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by our management. Such a report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. While we believe our internal controls over financial reporting are effective, we are still constructing the system, processing documentation and performing the evaluations needed to comply with Section 404, which is both costly and challenging. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. If we are unable to assert that our internal controls over financial reporting are effective, or if we disclose significant deficiencies or material weaknesses in our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

         Because we do not have an audit or compensation committee, shareholders will have to rely on our Board of Directors, all members of which are also our executive officers and as such are not “independent” as defined by a national securities exchange, to perform these functions. We do not have an audit or compensation committee. These functions are performed by our Board of Directors as a whole and none of the members of our Board meets the definition of “independent” under the rules of any national securities exchange. Since both of our current Board members are also our management, there is a potential conflict where these individuals participate in discussions concerning management compensation and audit issues that may affect management decisions.

        Since none of the members of our Board of Directors has met the definition of “independent” since our inception, all corporate decisions have thus far been by “non-independent” or “interested” directors, including decisions regarding executive compensation and related party transactions.

         The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits. The laws of the State of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the company. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances. (See “MANAGEMENT-Indemnification and Limitation on Liability of Directors”).

Risks Related to Our Common Stock

         The sale of a substantial number of shares of our common stock may cause the price of our common stock to decline. In addition to sales made in accordance with this prospectus, a significant number of shares of our common stock are currently eligible for sale under Rule 144. Under Rule 144, and under certain circumstances, an owner is permitted to sell every three months the greater of: (i) 1% of the amount of our outstanding common stock, or (ii) the average weekly trading volume of our common stock for the four weeks preceding the sale. It is likely that market sales of large amounts of common stock (or the potential for those sales even if they do not actually occur) could cause the market price of our common stock to decline, if a trading market is ever established, which may make it difficult to sell our common stock in the future at a time and price which we deem reasonable or appropriate and may also cause you to lose all or a part of your investment. (See “SHARES ELIGIBLE FOR FUTURE SALE”).

         A small number of existing shareholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any shareholder vote. Our executive officers and directors beneficially own approximately 51% of our common stock as of the date of this prospectus. Under our Articles of Incorporation and Colorado law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action. As a result, these individuals will be able to control the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions. We have no existing agreements or plans for mergers or other corporate transactions that would require a shareholder vote at this time. However, shareholders should be aware that they may have limited ability to influence the outcome of any vote in the future. (See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”).

         Since no broker or dealer has committed to create or maintain a market in our stock, there is no assurance that our stock will be quoted in the OTC Bulletin Board, and purchasers of our common stock may have difficulty selling their shares, should they desire to do so. It is our intention to seek one or more broker-dealers to apply for quotation of our common stock in the OTC Bulletin Board following the date of this prospectus. However, we have no agreement with any broker-dealer at this time, and there is no assurance that we will be successful in finding one in the future. In addition, we believe that our stock will be characterized as a “micro-cap” security and therefore subject to increased scrutiny by the NASD. A micro-cap security is generally a low priced security issued by a small company, or stock of companies with low capitalization. If we are unable to obtain quotation of our common stock on the OTC Bulletin Board, trading in our stock will be limited, and purchasers of our common stock may have difficulty selling their shares, should they desire to do so.

         Since our common stock is not presently listed on a national securities exchange, trading in our shares will likely be subject to rules governing “penny stocks,” which will impair trading activity in our shares. Our common stock may be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document required by the SEC. These rules also require a cooling off period before the transaction can be finalized. These requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. (See “MARKET INFORMATION”).

         Our stock price may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with over-the-counter securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•	changes in the worldwide price for oil or natural gas;
•	disappointing results from our exploration efforts;
•	failure to meet our revenue or profit goals or operating budget;
•	decline in demand for our common stock;

•	downward revisions in securities analysts’ estimates or changes in general market conditions;
•	technological innovations by competitors or in competing technologies;
•	investor perception of our industry or our prospects; and
•	general economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

         Issuances of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock. We have the authority to issue up to 100,000,000 shares of common stock, 10,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Because our common stock is not currently listed on a securities exchange, we are not required to solicit shareholder approval prior to issuing large blocks of our stock. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. Because there is presently no trading market for our common stock, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.

         We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future. We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors. (See “MARKET INFORMATION”).

Forward-Looking Statements

        This prospectus contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our future business plans and strategies, the proposed exploration and development of our property, the receipt of working capital, future revenues and other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

        In addition to the specific factors identified under “RISK FACTORS” above, other uncertainties that could affect the accuracy of forward-looking statements include:

•	decisions of foreign countries and banks within those countries;
•	technological changes in the oil and gas industry;
•	our costs;
•	the level of demand for our products;

•	changes in our business strategy;
•	the uncertainty of reserve estimates and timing of development expenditures; and
•	commodity price fluctuations.

This list, together with the factors identified under “RISK FACTORS,” is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

BUSINESS AND PROPERTIES

Our History

        We were organized under the laws of the State of Colorado in 2005 and presently hold an interest in 160 gross leased acres which includes one oil and gas well located in northeastern Colorado in what is known as the Denver-Julesburg Basin. This well is operated by Energy Oil but is presently shut-in and not producing.

        Shortly after our inception, one of our initial investors contributed to us a 2% working interest in the Stroh prospect located in Morgan County, Colorado. In January 2006, we purchased an additional 7.875% working interest in the Stroh prospect from MCM Capital Management, Inc. (“MCM Capital”), a corporation controlled by our executive officers.

        In September 2006, we acquired an additional 11.875% working interest in the Stroh prospect an independent third party, which brought our total interest in the Stroh prospect to 21.75%. In the same transaction, we acquired an 11.875% working interest in each of the Lutin and the Marostica prospects, both of which are located in Logan County, Colorado. We sold our interest in the Lutin and Marostica prospects to an independent third party on September 6, 2007.

Our Business

        We are engaged in the acquisition, exploration and development of oil and gas properties. Because oil and gas exploration and development requires significant capital and because our assets and resources are limited, we purchase minority interests in either producing wells or oil and gas exploration and development projects.

        Energy Oil, an independent third party, serves as the operator of our Stroh prospect under a Model Form Operating Agreement dated September 9, 2005 nominally by and among Energy Oil, MCM Capital and the Dolphin Group, Inc. (the “Operating Agreement”). We became a party to the Operating Agreement after acquiring a working interest in the prospect. Pursuant to the Operating Agreement, Energy Oil makes substantially all decisions affecting the exploration, development and operation of the prospect. We have an option to participate in any additional exploration or development of the prospect.

        The Operating Agreement requires the parties to share operating expenses incurred under the lease and allows them to share in any revenue. Each party’s expense contribution is limited to its proportionate share of the costs of development and operation. The Operating Agreement further provides that the parties are entitled to a proportionate share of working interest revenues resulting from the development and operation of the lease. Costs and production allocations are modified proportionately in cases of specific operations where all parties do not participate.

        Our success in generating revenue from the production of oil and gas will depend at least in part upon the skill and expertise of Energy Oil as the operator of the well. Energy Oil’s President is Duane Bacon, who was active in the development of the Codell formation, one of the largest producing oil and gas formations in the Denver-Julesburg Basin. Energy Oil currently owns and operates over twenty oil and gas properties in Colorado.

Our Property

        We currently hold an interest in 160 undeveloped gross leased acres (34.8 net acres) containing one oil and gas well (0.2175 net wells) known as the Stroh prospect. The prospect is located in the Denver-Julesburg Basin area in Morgan County in northeastern Colorado. Our prospect is held by a mineral lease. Under the lease terms, the working interest owners are entitled to develop the prospect for oil and gas production and are required to pay the lessor a royalty of 13% of gross revenue from any production. Additionally, the working interest owners are required to make a compensatory payment of $200 per month to the lessor for each month the well remains shut-in. The well is presently shut-in and we are not involved in any drilling activity.

        The table below sets for the other working interest owners and ownership percentages for the Stroh prospect as set forth in the Operating Agreement:

Participant	Stroh Prospect
Blue Star Energy, Inc.	21.75%
Energy Oil & Gas Inc.	47.5%
MCM Capital Management, Inc.	2.0%
The Dolphin Group, Inc.	28.75%

        In June 2005 we acquired a 2% working interest in the Stroh prospect from an investor in exchange for our common stock. In January 2006, we purchased an additional 7.875% working interest in Stroh from MCM Capital, a corporation controlled by our executive officers on terms we believe were equivalent to that which could be obtained from an unrelated party. In September 2006, we acquired an 11.875% working interest in Stroh from one of our original operating partners, which brought our total interest in the Stroh prospect to 21.75%.

        The Stroh #1 well is located in what is known as the Lee Field in the Denver-Julesburg Basin. The well is located southeast of the city of Fort Morgan, Colorado, which is located along Interstate 76. Access to the Stroh #1 well is via County Road 21. Drilling for the well commenced in 1977 and it is approximately 5,500 feet deep.

        The Stroh #1 has no historical production and no proved oil and gas reserves. Primary producing zones for this well target the ‘D’ and ‘J’ sandstone formations. For additional information regarding the Denver-Julesburg Basin geologic formations, please see the illustration on page 16. The Stroh #1 well is presently shut-in and will likely remain so until the working interest owners acquire the appropriate equipment and construct required infrastructure to produce and sell the gas. Our options for further developing the property include installing a generator to produce electricity for sale to the local electric grid or constructing a gathering system to deliver gas to a pipeline. For additional information, see the section titled “MANAGEMENT’S DISCUSSION AND ANALYSIS – Plan of Operation.”

         Lutin and Marostica Prospects.        We acquired an 11.875% working interest in each of the Lutin prospect and the Marostica prospect in September 2006 in conjunction with our purchase of an additional interest in the Stroh prospect. Both prospects are developed and include one well located on each respective prospect known as the Lutin #1 well and the Marostica #1 well. Historically, the Lutin #1 well and Marostica #1 well were producing, however, both of these wells were shut-in due to excess formation water prior to the purchase of our interest. We have never received revenue from these prospects. On September 6, 2007, along with our operating partners, we sold our interest in the Lutin and Marostica prospects and the associated equipment to an independent third party. We received approximately $23,900 from the sale in proportion with our interest. We sold the prospects after extensive testing revealed excessive water surrounding the formation. The decision was made in conjunction with our other working interest partners to sell the project due to the economic uncertainty going forward.

         Title to Our Property.       We believe that we hold good and indefeasible title to our property, in accordance with standards generally accepted in the oil and gas industry, based upon a title examination of our property. Since our interest in the Stroh prospect represents all of our holdings, a title dispute could have adverse consequences for our production and retention of revenues from any production of oil or gas.

    Royalties.        Our prospect is subject to royalties in favor of certain individuals, including our executive officers and the principal of our operator. The Stroh landowner retained a 13% royalty in connection with granting the oil and gas lease. Additional royalty interests were reserved to our executive officers and others in connection with their participation in the project prior to the formation of our company. The royalty interests represent an obligation to make payments of percentages of gross revenue generated from the prospect prior to payment of any costs or expenses associated with production. The royalty payments for each of the leases in which we currently hold an interest are set forth below:

Royalty Holder	Percent Royalty Retained For Stroh #1
Raymond E. McElhaney	0.625%
Bill M. Conrad	0.625%
Duane Bacon	2.500%
Robert H. Johnson	1.250%
Stroh Landowner	13.000%

TOTAL:	18.000%

These royalties mean that although our company is responsible for paying its percentage of costs and expenses associated with the property, the amount of future revenues received by us in proportion to our interest will be reduced by royalties paid to the individuals in the amounts listed above.

Denver-Julesburg Basin

        The area known as the Denver-Julesburg Basin covers approximately 60,000 square miles in parts of northeastern Colorado, southwestern Nebraska and southeastern Wyoming. Oil was discovered in 1901 and the Basin was the second area in the United States to produce oil from drilled wells.

        Historically, drilling activity for natural gas in this region focused on shallow gas deposits, typically targeting zones such as Niobrara, Codell and Greenhorn. Discovery of oil reservoirs typically targets the lower Cretaceous formations. The graphic image below depicts the stratigraphic zones present in the Denver-Julesburg Basin:

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Denver Julesburg Basin

Insurance

        Pursuant to the terms of the Operating Agreement, the operator of our property is required to maintain a general liability policy covering our prospect and operations. Under that policy we are required to be named as an additional insured. We do not separately carry any insurance on the prospect. Our management believes the properties are adequately covered by the insurance provided by our operator.

Competition

        The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we do and therefore has greater leverage with respect to acquiring prospects and producing oil and gas. We believe a high degree of competition in this industry will continue for the foreseeable future.

Government Regulation

        Our operations are subject to extensive and continually changing regulation because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, federal state and local, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that we are affected in a significantly different way by these regulations than our competitors are affected.

        The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975 which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be imposed again in the future, however we are unable to predict when, if ever, such imposition might occur.

        The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 (“NGPA”). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is “deregulated”). Administration and enforcement of the NGPA ceiling prices are delegated to the Federal Energy Regulatory Commission (“FERC”). In June 1986, the FERC issued Order No. 451, which is generally designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible, though unlikely, that we may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

        The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. The FERC regulates the construction of natural gas pipeline facilities and the rates for transportation of these products in interstate commerce. The FERC’s more recent proposals may affect the availability of interruptible transportation service on interstate pipelines. These initiatives may also affect the intrastate transportation of gas in some cases. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. These initiatives generally reflect more light-handed regulation of the natural gas industry. The FERC has also implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser.

        Any potential drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

•	the amounts and types of substances and materials that may be released into the environment;
•	the discharge and disposition of waste materials;
•	the reclamation and abandonment of wells and facility sites; and
•	the remediation of contaminated sites.

Under these various regulations, we may be required to obtain permits for any proposed drilling operations, post drilling bonds and publish reports concerning operations. Any one of these activities may result in considerable time and expense dedicated by our company to these efforts.

        Our operations are affected by the various state, local and federal environmental laws and regulations, including the:

•	Clean Air Act;
•	Oil Pollution Act of 1990;
•	Federal Water Pollution Control Act;
•	Resource Conservation and Recovery Act ("RCRA"); and
•	Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA").

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business and these increased costs may not be easily determinable.

        Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on its operations. However, we do not believe that changes to these regulations will have a significant negative affect on our operations.

        A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

        The Clean Air Act requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, we believe the Clean Air Act requirements will not have a material adverse effect on our financial condition or results of operations.

        The Oil Pollution Act of 1990 requires owners and operators of facilities that could be the source of an oil spill into “waters of the United States” (a term defined to include rivers, creeks, wetlands and coastal waters) to adopt and implement plans and procedures to prevent any spill of oil into waters of the United States. The Oil Pollution Act also requires affected facility owners and operators to demonstrate that they have sufficient financial resources to pay for the costs of cleaning up an oil spill and compensating any parties damaged by an oil spill. Substantial civil and criminal fines and penalties can be imposed for any violations.

        The Federal Water Pollution Control Act imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into waters of the United States. Permits must be obtained to discharge pollutants into state and federal waters. This federal law and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages.

        RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a “generator” or “transporter” of hazardous waste, or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility. At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, we will not be subject to many of RCRA’s requirements because if and when we commence production or exploratory activities, we will probably generate minimal quantities of hazardous wastes, if any.

        CERCLA imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the “owner” or “operator” of the site where hazardous substances have been released and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the U.S. Environmental Protection Agency and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of our operations, we could generate waste that may fall within CERCLA’s definition of a “hazardous substance.” As a result, we may be liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed.

        While the foregoing regulations appear extensive, we believe that because we are presently not involved in drilling and production activities with respect to our wells, compliance with the foregoing regulations will not have any material adverse affect upon us.

Employees

        We currently have two full-time employees, both of whom serve as our executive officers. These individuals devote the majority of their business time to our affairs. We also have one part-time administrative employee. We engage one consultant to assist with our administrative and financial affairs.

Facilities

        Effective May 1, 2006, we leased approximately 1,500 square feet of office space under a one year agreement with an independent third party. Subsequent to the expiration of the lease on April 30, 2007, we have continued to rent the space on a month-to-month basis, however, we entered into a new twelve month lease on October 1, 2007 requiring payments of $1,328 per month. We share this space with MCM Capital. We believe this space is adequate for our needs for the foreseeable future.

Legal Proceedings

        We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

MARKET FOR COMMON STOCK
AND RELATED STOCKHOLDER INFORMATION

Certain Market Information

                There currently exists no trading market for our common stock. We do not intend to develop a public trading market until after the date of this prospectus. At that time, we intend to identify a broker-dealer to make application to the NASD to quote our common stock on the OTC Bulletin Board. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors that we discuss in this prospectus, including the many risks associated with an investment in our common stock, may have a significant impact on the market price of our common stock. Also, because of the low price of our common stock, many brokerage firms may not effect transactions in the common stock.

                Any market which may develop for our common stock will be affected by the offer and sale of securities by the selling shareholders, as well as future sales of securities. We currently have outstanding 9,660,000 shares of our common stock which may be sold under Rule 144 of the Securities Act. See “SHARES ELIGIBLE FOR FUTURE SALE” for additional information.

Penny Stock Rules

                Due to the price of our common stock, as well as the fact that we do not expect to be listed on a national securities exchange, our stock will likely be characterized as “penny stocks” under applicable securities regulations. Our stock will therefore be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The broker or dealer proposing to effect a transaction in a penny stock must furnish his customer a document containing information prescribed by the SEC and obtain from the customer an executed acknowledgment of receipt of that document. The broker or dealer must also provide the customer with pricing information regarding the security prior to the transaction and with the written confirmation of the transaction. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction and with the written confirmation of the trade. The broker or dealer must also send an account statement to each customer for which he has executed a transaction in a penny stock each month in which such security is held for the customer’s account. The existence of these rules may have an effect on the price of our stock, and the willingness of certain brokers to effect transactions in our stock.

Holders of Our Common Stock

As of October 19, 2007, we had 41 beneficial owners of our common stock.

Dividend Policy

                We have never declared or paid dividends on our common stock. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for expansion. At the present time, we are not party to any agreement that would limit our ability to pay dividends.

DETERMINATION OF OFFERING PRICE

Our common stock is being offered by the selling shareholders at a price of $0.50 per share, until such time, if ever as our common stock is listed on the OTC Bulletin Board. The price of the shares was determined by us primarily with reference to recent sales prices of our common stock. We also considered factors such as our history and lack of revenue and other factors which our management considered in determining, in their best judgment, the fair market value of our common stock. However, the offering price of the common stock should not be used as an indication of the value of the securities or an assurance that purchasers will be able to resell the securities for an amount equal to the offering price or an amount in excess thereof.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

        The following discussion summarizes our plan of operation for the next twelve months. It also analyzes our financial condition at June 30, 2007 and compares it to our financial condition at year end December 31, 2006. It also analyzes our financial condition at December 31, 2006 and compares it to our financial condition at December 31, 2005. The discussion of our results of operations compares the six months ended June 30, 2007 to the six months ended June 30, 2006. It also summarizes the results of our operations for the year ended December 31, 2006 and compares those results to the period from inception (May 11, 2005) to December 31, 2005. For additional information about our financial condition and results of operations, please refer to the financial statements and footnotes appearing in this prospectus.

Plan of Operation

        We currently hold an interest in one oil and gas prospect which is located within an area known as the Denver-Julesburg Basin in northeastern Colorado. The well on this prospect is presently shut-in.

        Our plan of operation is to participate in the further development of the Stroh prospect, either by installing a natural gas powered electrical generator and selling electricity into the local grid or constructing a gathering system and delivering natural gas to market, and to evaluate opportunities to acquire other interests in oil and gas properties. Based on the absence of sufficient working capital to meet these objectives, we expect to solicit interest from third party investors to provide financing for these purposes. Although no specific commitments have been made, we expect to obtain such financing in the form of private equity financing. If we are unable to obtain such financing, we may be forced to forego participation in either development project as well as any opportunity to acquire an interest in other oil and gas properties.

         Stroh Prospect. Between June 2005 and September 2006, we acquired an aggregate 21.75% interest in the Stroh prospect. For additional information regarding our interest in the Stroh prospect, see “BUSINESS AND PROPERTIES.” During 2001, the lease owner conducted mechanical integrity tests on the existing well located on the prospect. Additional gas quality tests were conducted by Energy Oil to confirm the quality of the producible quantities of gas. To date, we have been advised by Energy Oil that the tests were favorable, that the presence of gas was confirmed and that the well is intact. However, these tests are not definitive, and we will have to wait for further production efforts to evaluate the well.

        We hope to make the Stroh prospect our pilot project for our concept of power generation utilizing shut-in natural gas wells that are located in remote areas where pipeline delivery is unavailable. We believe there is a strong demand for this type of program and have worked with a local electrical cooperative to determine whether this type of operation in this area would be profitable to the company. Along with our operating partners, we plan to acquire and install the necessary equipment to participate in this activity, including a modern natural gas-fired generator, a transformer and the lines to interconnect to the power system via a power pole located approximately two miles from the prospect.

        We believe we can economically generate and sell approximately 250 kilowatts per hour, which equates to approximately 180 megawatts of electricity per month by acquiring a new or used natural gas-fired generator and installing it at the location of the Stroh #1 well. Gas released from the well would be used to rotate the shaft and spins the armature which in turn will produce electricity. The amount of electricity produced would be metered and delivered to the local power grid. Our contract with the local electric cooperative would likely require the purchase of all of the electricity we produce. Revenue we would receive is calculated based upon a formula which includes generation output in half hour increments and total energy produced each month. The rates range from $45.00 to $70.00 per megawatt hour.

        If we move forward with the electricity generation project, we anticipate that within the next twelve months we will install a modern natural gas-fired electrical generator at the prospect and construct the necessary infrastructure to deliver electricity to the local electrical cooperative. We estimate our portion of the cost of acquiring the generator and constructing the infrastructure at approximately $34,800, based on a total estimate of $160,000 and our contemplated participation of 21.75%. After the initial investment in the equipment, we anticipate that continuing production costs will be minimal.

        If development efforts at the prospect and installation of the electrical generator and additional infrastructure proceed as anticipated, we expect to begin producing electricity during 2008. We believe, based upon the results of the testing of the well, the close proximity to existing producing oil and gas fields, and information concerning the oil and gas potential in the area, that there is a likelihood that natural gas can be used to economically produce electricity from the prospect. However, there is no assurance that any reserves are present or will be in the future. We believe that the prospect also has potential for oil production, although this is not our primary objective for this field at this time.

        Proceeds from electricity generation would provide capital to pay our proportionate share of costs and expenses in developing the property as well as our general and administrative expenses. Excess cash flow, if any, would be used to investigate and acquire additional properties.

        As an alternative to selling electricity generated from natural gas produced at the Stroh prospect, we may investigate construction of a gathering pipeline system with our operating partners to provide an additional source of revenue. This gathering system may provide additional revenue through payments made by other owners and operators in the area around the prospect whose wells presently have no delivery system that use the system to deliver gas to a purchaser. The fee for this service is customarily based on the amount of gas transported through the system. The attractiveness of a gas gathering pipeline system to other producers will depend on the amount of the fee and other alternatives for transporting gas to market.

        We estimate our portion of the cost of constructing the gathering pipeline at approximately $40,000, based on a total estimate of $180,000 and our contemplated participation of 21.75%, which is based on construction estimates obtained by our operator. If we, along with our operating partners opt instead to construct this gathering and delivery system, we would expect Energy Oil to also propose drilling at least one new well in the foreseeable future to further develop the property. Based upon several factors, including discussions with representatives of Energy Oil and our prior experience at the property, we expect to participate in construction of the additional well which is estimated to cost $49,000 to our interest. We believe that the additional well is necessary to further develop the prospect and fully exploit the estimated reserves.

         Prospect Acquisition Philosophy.    Assuming the receipt of additional financing through the sale of our securities or from cash flow derived from operations, we anticipate undertaking investigation of additional properties in the next twelve months. Due to our relatively small size and competitive position in the industry, we do not anticipate acquiring a large inventory of properties to hold for future development.

        We intend to generate our prospects internally by using the expertise of our officers and directors. Our acquisition strategy for oil and gas prospects revolves around the acquisition of oil and gas leases and wells that are in different stages of their productive life. Some wells could have limited production history and need to be reworked, some may have been drilled and never produced, while other wells have productive zones behind pipelines that need to be re-completed to make a commercially productive oil and/or gas well. Depending upon the success of our potential electricity generation project, we may also be particularly interested in acquiring additional prospects which are located in remote areas where pipeline delivery is unavailable.

        We are presently contemplating two additional leasehold interest acquisitions, either or both of which is contingent upon our ability to obtain sufficient working capital. The first prospect includes approximately 700 gross acres and four producing wells and associated equipment in the Wattenberg Field in eastern Colorado. The second prospect involves a coal-bed methane project located in the Garcia Field, which is close to the town of Trinidad, in southern Colorado. The opportunity involves the acquisition of approximately 5,000 gross acres where production has been established, the drilling of new wells and construction of an eight mile pipeline to facilitate gas delivery. We have no signed agreements relating to either of these opportunities.

        We may also consider acquiring other companies involved in activities similar to ours. Any potential acquisition of this type would entail a two-pronged strategy in the selection process. The first involves what we call “preferred situations” where candidates are profitable and reasonably well-run. The second strategy relates to what we call “special situations” which typically involves a turnaround situation. For “special situations” the quality of the candidate must be unique, which we believe includes displaying strong turnaround potential, a reputation for excellent service, loyalty and a financially strong customer base, excellent profit potential and a competitive product mix with value-added potential.

         Future Exploration Activity.    If ever we undertake any exploration activity, we would likely focus on a systematic exploration/exploitation effort in the Denver-JulesburgBasin, applying geological and geophysical methodologies developed internally by us which allow for the identification and differentiation of significant economic reserves from the background of other marginal producers in the basin. We would attempt to develop a regional stratigraphic framework for Cretaceous reservoirs in order to identify ‘D’ and ‘J’ sandstone formations and prospects. Detailed geologic work would follow our targeting of these leads to refine the prospects with regard to ease of exploration and reserve potential. The centerpiece of our proposed exploration/exploitation effort would be the application of three dimensional (3-D) seismic technology to delineate and resolve stratigraphic traps, discussed in more detail below.

        While seismic data has been employed in the basin since the mid-1950s, the success of two dimensional seismic exploration has been limited by stratigraphic trapping and the complex nature of the reservoir systems. The emergence of 3-D seismic technology has created new exploration opportunities in the basin. To date, a small amount of 3-D seismic surveys have been acquired within the Denver-Julesburg Basin. These projects have resulted in the identification and production of significant incremental reserves. While the handful of 3-D surveys acquired to date in the basin have led to economic successes, we believe there remains a significant underutilization of this exploration application. We are interested in using 3-D seismic exploration techniques generated internally and through our strategic partners to identify potential exploration and acquisition opportunities. In the past, the company has relied on 2-D seismic for its evaluation of the area the company was interested in participating in as well as satellite imagery.

Liquidity and Capital Resources

         June 30, 2007.    As of June 30, 2007, we had working capital of $55,972 comprised of current assets of $74,156 and current liabilities of $18,184. This represents an increase of $63,343 from the working capital deficit of $7,371 at year end December 31, 2006. The completion of a private placement in April 2007 improved our working capital position. In that offering, we sold 330,000 shares at a price of $0.50 per share for total proceeds of $165,000.

        We anticipate that we will need to raise more funding in the next 12 months to continue our business operations. The most significant of our future operating expenses include (i) $35,000 to $40,000 for our expected portion of the development costs of the Stroh prospect; (ii) approximately $17,500 per month for salaries and other corporate overhead; and (iii) legal and accounting fees associated with our anticipated status as a public company required to file reports with the SEC.

        All of our capital resources to date have been provided exclusively through the sale of equity securities. From inception through June 30, 2007, we received $600,300 in cash from the issuance of our common stock. Since we are an exploration stage company and have not generated any cash from operations, we have relied on sale of equity to fund all of our capital needs. Our prospects for generating meaningful cash from operations are slim, as we presently hold in an interest in only one property. We are dependent on the sale of stock to acquire properties to generate revenue.

        Net cash used in operating activities during the first six months of 2007 was $101,370. This represents a slight increase from the $94,331 that was used during the first six months of 2006. An increase in accrued liabilities contributed to the majority of the increase. During the first six months of 2007, we made no investments in oil and gas properties. Presently, most if not all of our capital resources are going to corporate overhead and property holding costs.

         December 31, 2006.    As of December 31, 2006, we had a working capital deficit of $7,371 consisting of $26,937 of current assets and $34,308 of current liabilities. This was a decrease of $140,731 from our working capital balance at December 31, 2005 of $133,359. Cash decreased significantly during 2006 primarily due to the fact that 2006 was our first full year of operations and we spent significant funds to acquire oil and gas prospects.

        We have never received revenue from our operations. We have historically relied on equity financings or loans from our officers to continue funding our operations. We experienced net losses for the year ended December 31, 2006 and the period from inception (May 11, 2005) to December 31, 2005 of $422,600 and $111,759, respectively. We are dependent on additional financing to continue our operations in the future. Since we do not believe that we are a candidate for conventional debt financing, we may be forced to postpone or curtail our operations until we can obtain equity financing.

        The report of our independent accountants on our financial statements at December 31, 2006 contains a question about our ability to continue as a going concern. This qualification is based on our lack of operating revenue and limited working capital, among other things. We remain dependent on receipt of capital from outside sources, and ultimately, generating revenue from operations, to continue as a going concern.

        During 2006, we spent $123,625 on acquisition and development of our oil and gas properties. We did not incur similar costs during 2005, the year in which we commenced operations.

        From inception through December 31, 2006, we received $591,300, less $10,000 receivable, in cash, services and other consideration in exchange for issuance of our common stock in private transactions. During 2006, we issued 945,000 shares of our common stock for cash of $179,000 and 600,000 shares of common stock in exchange for an interest in our oil and gas properties valued at $150,000.

        Our operating activities during 2006 used $189,272 of cash compared to $95,466 used during 2005. The use of cash in operating activities during 2006 otherwise resulting from our net loss was reduced by a write-down in our oil and gas properties of $223,738.

         December 31, 2005.      From inception through December 31, 2005, we received $252,300 in cash, services and other consideration through issuance of our common stock in private transactions. During 2005, we issued 7,725,000 shares of our common stock for cash of $246,300 and 60,000 shares of common stock in exchange for an interest in our Stroh prospect valued at $6,000.

        Our operating activities during 2005 used $95,466 of cash. We had no operations prior to May 11, 2005.

Results of Operations

         Six Months Ended June 30, 2007.   For the six months ended June 30, 2007, we reported a net loss of $101,370, or $0.01 per share, compared to a loss for the corresponding period of 2006 of $94,331 or $0.01 per share. In neither period did we report any revenue. The small increase in our net loss was due primarily to an increase in general and administrative expenses.

        General and administrative expense for the six months ended June 30, 2007 increased to $102,401 compared to $96,696 during the same period of 2006. The increase is generally attributable to additional legal and accounting fees.

         Year Ended December 31, 2006 and 2005.   Our company did not begin operations until May 11, 2005, thus we reported only a partial year of operating activity during 2005 and all expense and loss items reported for 2006 increased when compared to 2005 as a result of the partial year. We have no operations yet and thus our activities to date have been limited to raising money and investigating and acquiring oil and gas properties.

        During the year ended December 31, 2006, we reported a net loss of $422,600, or $0.05 per share, compared to a net loss of $111,759, or $0.02 per share, for 2005. In neither period did we report any revenue. We expect to incur losses until such time, if ever, as we begin generating revenue from operations. Any future revenue will be limited until we expand our asset base.

        General and administrative expenses in 2006 were $194,442 compared to $113,427 in 2005. We spent $123,625 on property acquisition and development related costs for our three prospects in 2006 compared to no expenditures of this type during 2005.

Critical Accounting Policies

        We believe the following more critical accounting policies are used in the preparation of our consolidated financial statements:

         Oil and Gas Reserves.   The determination of depreciation and depletion expense as well as ceiling test write-downs related to the recorded value of our oil and natural gas properties will be highly dependent on the estimates of the proved oil and natural gas reserves. Oil and natural gas reserves include proved reserves that represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond our control. Accordingly, reserve estimates are often different from the quantities of oil and natural gas ultimately recovered and the corresponding lifting costs associated with the recovery of these reserves.

         Oil & Gas Properties.   We use the full cost method of accounting for costs related to our oil and natural gas properties. All of the properties acquired by us since inception are currently undergoing evaluation and are not yet included in the depletion, depreciation, and amortization calculation. After the properties are evaluated, the capitalized costs included in the full cost pool will be depleted on an aggregate basis using the units-of-production method. A change in proved reserves, if any without a corresponding change in capitalized costs will cause the depletion rate to increase or decrease. We have no proved reserves at June 30, 2007.

        Both the volume of proved reserves and any estimated future expenditures to be used for the depletion calculation will be based on estimates such as those described under “Oil and Gas Reserves” below.

        The capitalized costs in the full cost pool will be subject to a quarterly ceiling test that limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves discounted at 10 percent plus the lower of cost or market value of unproved properties less any associated tax effects. If such capitalized costs exceed the ceiling, we will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and result in lower depreciation and depletion in future periods. A write-down may not be reversed in future periods, even though higher oil and natural gas prices or increased reserves may subsequently increase the ceiling.

        Changes in oil and natural gas prices are expected to have the most significant impact on our ceiling test. In general, the ceiling is lower when prices are lower. Even though oil and natural gas prices can be highly volatile over weeks and even days, the ceiling calculation dictates that prices in effect as of the last day of the test period be used and held constant. The resulting valuation is a snapshot as of that day and, thus, is not necessarily indicative of a true fair value that would be placed on our reserves by us or by an independent third party. Therefore, the future net revenues associated with the estimated proved reserves are not based on our assessment of future prices or costs, but rather are based on prices and costs in effect as of the end the test period.

         Use of Estimates.   The preparation of our financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for our fiscal year beginning January 1, 2008. We are currently determining the effect of this statement on our financial reporting

        In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we recognize in our financial statements the impact of a tax position if that position is more likely than not of being sustained upon examination based on the technical merits of the position. This interpretation also includes guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective January 1, 2007 with the cumulative effect reported as an adjustment to the opening balance of retained earnings for the fiscal year. We believe that the effect of this interpretation on our financial reporting will not be material.

MANAGEMENT

Directors and Executive Officers

        The following individuals presently serve as our officers and directors:

Name	Age	Positions With the Company	Board Position Held Since

Raymond E. McElhaney	51	President, Chief Executive Officer and Chairman	2005

Bill M. Conrad	51	Vice President, Secretary and Director	2005

Frank L. Jennings	56	Principal Financial Officer	N/A

        Each of our directors is serving a term which expires at the next annual meeting of shareholders and until his successor is elected and qualified or until he resigns or is removed. Our officers serve at the will of our Board of Directors. There are no family relationships among our officers or directors.

        Messrs.  Raymond McElhaney and Bill Conrad should be considered founders of our company, as each has taken initiative in the organization of our business.

        The following information summarizes the business experience of each of our officers and directors for at least the last five years:

         Raymond E. McElhaney.   Mr. McElhaney presently serves as our President, Chief Executive Officer and Chairman of our Board of Directors. He began his career in the oil and gas industry in 1983 as founder and President of Spartan Petroleum and Exploration, Inc., a company engaged in the business of oil and gas exploration. Mr. McElhaney also served as a chairman and secretary of Wyoming Oil & Minerals, Inc., a publicly traded Wyoming corporation, from February 2002 until 2005. Prior to that, he served as vice president and secretary of New Frontier Energy, Inc., a publicly traded Colorado corporation, from 2000 to April 2003. The securities of Sun Motor International, Inc. (formerly known as Wyoming Oil & Minerals), and New Frontier Energy, Inc. are quoted on the OTC Bulletin Board. From May 1990 until February 1992, Mr. McElhaney also served as a director of United States Exploration, Inc., a Colorado corporation engaged in the acquisition, development and production of oil and gas properties whose securities were traded on the OTC Bulletin Board until being listed on the American Stock Exchange, and which was eventually taken private. McElhaney is a co-founder of MCM Capital Management Inc., a privately held financial management and consulting company formed in 1990, and has served as president of that company since inception. Mr. McElhaney received his Bachelor of Science degree in Business Administration in 1978.

         Bill M. Conrad.    Mr. Conrad presently serves as our Vice President, Secretary and a director of our company. He has been involved in several aspects of the oil & gas industry over the past 20 years. From February 2002 until June 2005, Mr. Conrad served as president and a director of Wyoming Oil & Minerals, Inc., and from 2000 until April 2003, he served as vice president and a director of New Frontier Energy, Inc. Since June 2006, Mr. Conrad has served as a director of Gold Resource Corporation, a publicly traded Colorado corporation engaged in the mining industry. The securities of Gold Resource Corporation are traded on the OTC Bulletin Board. In 1990, Mr. Conrad co-founded MCM Capital Management Inc. and has served as vice president since that time.

         Frank L. Jennings.   Mr. Jennings serves as our principal financial officer on a part-time basis as his services are deemed necessary. Since 2001, Mr. Jennings has been a financial consultant and provides management and contract financial services primarily to smaller public companies. From 2000 to 2005, he served as the Chief Financial Officer and a director of Global Casinos, Inc., a publicly traded Utah corporation, and from 2001 to 2005, he served as Chief Financial Officer and a director of OnSource Corporation, now known as Ceragenix Pharmaceuticals, Inc., a publicly traded Delaware corporation. During his tenure with Global Casinos and Ceragenix Pharmaceuticals, each company had common stock quoted on the OTC Bulletin Board.

Other Significant Employees or Consultants

        In addition to our officers and directors, the following individuals offer their assistance to us from time to time as members of our Advisory Board:

         Duane Bacon.   Mr. Bacon is the President of Energy Oil & Gas, Inc., which currently owns and operates over twenty oil and gas properties in Colorado. Energy Oil is the operator of our properties. Mr. Bacon was President of Energy Oil, Inc. from 1976-1986, whose securities were traded on the American Stock Exchange until its sale to a New York Stock Exchange company. Mr. Bacon has over forty years experience in various aspects of oil and gas leasing, drilling, production and operations, including owning and operating several oil and gas properties with extensive exploration and production in New York, Colorado and Wyoming.

         Jubal Terry.   Mr. Terry is the Director of Field Operations for New Frontier Energy, Inc., a publicly traded Colorado corporation. In 1998, Mr. Terry co-founded Skyline Resources, Inc. which was acquired by New Frontier Energy. He has also served as Operations/Exploration Manager for Oil Development Company in which he was responsible for all drilling and development in the Appalachian Basin. Mr. Terry co-founded Karlton Terry Oil Company and was responsible for all drilling, completion and production in the Rocky Mountain region. Mr. Terry received his BS in Geology from Western State College in Gunnison, Colorado.

Board Committees

        We presently have no standing nominating committee, compensation committee or audit committee or other board members performing equivalent functions. Presently, our Board of Directors as a whole is responsible with fulfilling the duties of each of these committees, including the determination of executive compensation.

        We have not established any of these committees since, at present, no members of our Board of Directors are “independent” as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, Inc. We hope in the future to add at least one independent director and establish one or more board committees, especially an audit committee. If appointed, the audit committee would be responsible for the following items, among others:

•	overseeing the external audit function, including the annual nomination and compensation of our independent public accountants;
•	reviewing accounting policies and policy decisions;
•	reviewing the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions;

•	inquiring about the existence and substance of any significant accounting accruals, reserves or estimates made by management;
•	reviewing with management the Management’s Discussion and Analysis section of our annual report; reviewing the letter of management representations given to our independent public accountants; and
•	reporting regularly to the Board of Directors regarding its activities.

Director Compensation

        We have not paid any cash compensation to our directors in their capacities as such in the past. If we retain independent directors in the future, we reserve the right to compensate them in accordance with industry standards as may be determined by our Board of Directors.

        All directors are reimbursed for reasonable and necessary expenses incurred in their capacities as such.

Executive Compensation

        The following table summarizes the total compensation for the last two years of all persons who served as our chief executive officer during 2006 and the other executive officer who was serving at fiscal year end December 31, 2006 (“Named Executive Officers”) for the periods indicated. Our company did not award cash bonus, stock awards, stock options or non-equity incentive plan compensation to any Named Executive Officer during the past two fiscal years, thus these items are omitted from the table below:

Summary Compensation Table

Name and Principal Position	Year	Salary	All Other Compensation	Total
Raymond E. McElhaney	2006	$ 60,000	$ —	$60,000
Chairman, Chief Executive Officer	2005	$ 35,000	$ —	$35,000
and President(1)

Bill M. Conrad,	2006	$ 60,000	$ —	$60,000
Vice President and Secretary(1)	2005	$ 35,000	$ —	$35,000

(1)	The executive officer was not paid any additional compensation for his service as a director of our company.

        Effective June 1, 2005, we entered into employment agreements with our executive officers which extend for a three-year term. Pursuant to the terms of those agreements, Raymond McElhaney and Bill Conrad each receive $60,000 annually as salary. The employment agreements are automatically renewable for one-year terms on each anniversary of the effective date unless either party gives notice to the other that they do not wish to renew the agreement, not less than 60 days prior to expiration.

        Pursuant to the terms of the employment agreements, the employee would be entitled to certain payments in the event their employment is terminated without cause. If we terminate the agreement without “cause” we are required to immediately pay the remaining amount under the agreement. If the agreement is terminated for any other reason, including a change in control, we would be obligated to pay the amount of compensation remaining in accordance with our regular pay periods.

Outstanding Equity Awards at Fiscal Year-End

        We did not grant any options to our executive officers or directors during 2006 or 2005.

Equity Incentive Plan

        Our Non-Qualified Stock Option and Stock Grant Plan (also as referred to as the “Plan”) was adopted effective June 1, 2005. The Plan terminates by its terms on June 1, 2015. Under the Plan, a total of 2,500,000 shares of common stock are reserved for issuance thereunder. We have not issued any shares of common stock or options pursuant to the Plan.

Non-Qualified Stock Option and Stock Grant Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans	0	—	2,500,000
approved by shareholders
Equity compensation plans
not approved by shareholders	0	—	0

TOTAL	0		2,500,000

        Under the Plan, non-qualified stock options and/or grants of our common stock may be issued to key persons. Key persons include officers, directors, employees, consultants and others providing service to us. The Plan was established to advance the interests of our company and our stockholders by affording key persons, upon whose judgment, initiative and efforts we may rely for the successful conduct of our businesses, an opportunity for investment in our company and the incentive advantages inherent in stock ownership in our company. This Plan gives our Board of Directors broad authority to grant options and make stock grants to key persons selected by the Board while considering criteria such as employment position or other relationship with us, duties and responsibilities, ability, productivity, length of service or association, morale, interest in us, recommendations by supervisors, and other matters, and to set the option price, term of option, and other broad authorities. Options may not have an exercise period in excess of 10 years.

        Options granted under the Plan may give rise to taxable income to the recipient in the event that the options are issued at a price less than the fair market value of our common stock on the date of grant. When an option is exercised, the holder is subject to tax on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. We receive a corresponding deduction for income tax purposes. Recipients of stock grants are subject to tax on the fair market value of the stock on the date of grant and we receive a corresponding deduction. The foregoing is intended as a summary of the income tax consequences to an individual recipient of an option or stock grant, and should not be construed as tax advice. Holders of stock options or common stock should consult their own tax advisors.

        Shares issued upon exercise of options or upon stock grants under the Plan will be "restricted securities" as defined under the Securities Act, unless a registration statement covering such shares is effective. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144) which exemptions typically impose conditions on the sale of the shares.

Indemnification and Limitation on Liability of Directors

        Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        The Colorado Business Corporation Act (the "CBCA") allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

        Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•	any breach of the duty of loyalty to our company or our stockholders;
•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;
•	violations of certain laws; or
•	any transaction from which the director derives an improper personal benefit.

        Liability under federal securities law is not limited by the Articles.

Certain Relationships and Related Transactions

Assignment of Overriding Royalty Interests

        Prior to our inception in May 2005, our operator assigned an overriding royalty interest in our current and former prospects to individuals involved with the project, including our executive officers. The royalty calls for payment of a certain percentage of any gross revenue generated from the prospect. Messrs. McElhaney and Conrad continue to hold these royalty interests as individuals and are each entitled to royalty payments of 0.625% of gross revenue from Stroh #1. Messrs. McElhaney and Conrad have each received a total of $3,696 since May 2005 from these interests.

Issuance of Stock to Promoters

        Messrs. McElhaney and Conrad, our executive officers and the only members of our Board of Directors, are the founders of our company. In connection with the initial capitalization of our company, we issued 3,000,000 shares of common stock to each of them for a price equal to par value ($0.001 per share or a total of $3,000 each). Messrs. McElhaney and Conrad were the only members of our Board of Directors who considered and approved the transaction.

MCM Capital Management, Inc.

        On January 10, 2006, our company acquired a 7.875% working interest in the Stroh #1 prospect from MCM Capital for a cash payment of $23,625. Messrs. McElhaney and Conrad are our executive officers and directors and are also the executive officers and directors of MCM Capital. Messrs. McElhaney and Conrad were the only members of our Board of Directors who considered and approved the transaction. The price was determined with reference to the cost to drill and complete the well and associated leasehold costs. MCM Capital originally acquired its interest in Stroh #1 in a package of other wells that were purchased with a contingent liability to equip and construct associated transportation equipment to market the gas for $333,685.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of October 19, 2007, there are a total of 9,660,000 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the ownership of our voting securities by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. Unless otherwise stated, the address of each of the individuals is our address, 5525 Erindale Dr., Suite 201, Colorado Springs, Colorado 80918. All ownership is direct, unless otherwise stated.

        In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual exercisable within 60 days are exercised, but not the options owned by any other individual.

33

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number		Percent
Bill M. Conrad(1)	2,320,000		24.0%

Raymond E. McElhaney(1)	2,560,000	(2)	27.3%

Michael Herman PO Box 60446 Colorado Springs, CO 80960	700,000		7.2%

Dewey L. Williams 5700 W. Plano Parkway, #1000 Plano, TX 75093	600,000		6.2%

Frank L. Jennings(3) 500 Kimbark, Suite 101 Longmont, CO 80501	40,000		0.4%

All Officers and Directors as a Group (3 individuals):	4,920,000		50.9%

(1)	Officer and Director.
(2)	Includes 45,000 shares held for the benefit of Michelle C. McElhaney and 45,000 shares held by Mr. McElhaney's spouse, Tamara McElhaney, for the benefit of Caitlin M. McElhaney.
(3)	Officer.

SELLING SHAREHOLDERS

        On behalf of certain of our shareholders, we have agreed to file a registration statement with the SEC covering the resale of our common stock as described in the table below. We have also agreed to use our best efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling shareholders have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

        The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling shareholders from time to time under Rule 415 of the Securities Act. Our agreement with the selling shareholders is designed to provide those shareholders some liquidity in their ownership of common stock and to permit secondary public trading of our securities. The selling shareholders may offer our securities covered under this prospectus for resale from time to time. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of our securities in transactions exempt from the registration requirements of the Securities Act. (See “PLAN OF DISTRIBUTION”).

        The table below presents information as of October 19, 2007, regarding the selling shareholders and our common stock which may be offered and sold from time to time under this prospectus. The table is prepared based on information supplied to us by those shareholders. Except as otherwise noted, the individuals listed in the table below have sole voting and investment power over the shares. Each selling shareholder is offering all of the shares owned by it, him or her. Although we have assumed, for purposes of the table below, that the selling shareholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling shareholders. Information covering the selling shareholders may change from time to time, and changed information will be presented in a supplement to this prospectus if and when required. If there is a change in the selling shareholders, and the new selling shareholders, any pledges, donees or transferees wish to rely upon this prospectus in the resale of their shares, we will file an amendment to the registration statement of which this prospectus is a part. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

REMAINDER OF PAGE LEFT BLANK INTENTIONALLY

	Number of Shares Owned Prior to the Offering and Number of Shares	Shares Owned After Offering(1)
Name of Selling Shareholder	Offered	Number	Percent
Bill M. Conrad(2)	2,320,000	0	0
Raymond E. McElhaney(2)	2,470,000	0	0
Donna K. Klimas(3)	100,000	0	0
Jeffrey Leach	100,000	0	0
Michael Herman	700,000	0	0
Dewey L. Williams	250,000	0	0
John D. McKey, Jr	250,000	0	0
Dewey L. Williams PSP & Trust(4)	350,000	0	0
Robert C. Fay	125,000	0	0
Robert M. & Jane M. Igo	50,000	0	0
Alfred M. Davis	50,000	0	0
Paul W. Davis	50,000	0	0
William & Donna M. Skeith	50,000	0	0
Hugh David Scates	25,000	0	0
Verne P. Collier	120,000	0	0
The Wolverine Family Limited Partnership(5)	50,000	0	0
Randy & Margaret E. Scholl	250,000	0	0
Dennis Arends	195,000	0	0
Delmer E. Ziegler	50,000	0	0
David M. Limpert	250,000	0	0
David C. Reid	200,000	0	0
William W. Reid	200,000	0	0
First Trust Company of Onaga, Custodian(6)	50,000	0	0
Dale T. Pelletier	50,000	0	0
Candace McKey	250,000	0	0
Harold S. Lew	60,000	0	0
Donna K. Klimas Custodian for Russell P. Klimas(3)	50,000	0	0
Donna K. Klimas Custodian for Paula R. Klimas(3)	50,000	0	0
Raymond E. McElhaney Custodian for Michelle C. McElhaney(2)	45,000	0	0
Tamara D. McElhaney Custodian for Caitlin Mary Ellen McElhaney(7)	45,000	0	0
Mark A. McElhaney	40,000	0	0
Brian Conrad	15,000	0	0
Gregory G. & Kathleen M. Bondi	10,000	0	0
Theodore H. & Susan P. Mohr	20,000	0	0
Clifford C. Thygesen	20,000	0	0
MLPF &S, Custodian(8)	40,000	0	0
Anthony R. McGinnis	10,000	0	0
Mark McGinnis Trust	20,000	0	0
C. Charles Asset Management(9)	40,000	0	0
John R. Overturf, Jr.	300,000	0	0
Triumph Capital, Inc. ((10))	300,000	0	0
Frank L. Jennings III	40,000	0	0

TOTAL:	9,660,000

(1)	Assumes that all of the shares offered hereby are sold, of which there is no assurance.
(2)	Officer and Director.
(3)	Employee of our company.
(4)	The selling shareholder has identified Dewey L. Williams as the individual with voting and investment power over the securities.
(5)	The selling shareholder has identified David Babiarz as the individual with voting and investment power over the securities.
(6)	The selling shareholder has identified Rick D. Kasch as the individual with voting and investment power over the securities.
(7)	The selling shareholder is the spouse of our President, Chief Executive Officer and Chairman.
(8)	The selling shareholder has identified Joseph Wehmeyer as the individual with voting and investment power over the securities.
(9)	The selling shareholder has identified Clifford Thygesen as the individual with voting and investment power over the securities.
(10)	The selling shareholder has identified Steven Callendrella as the individual with voting and investment power over the securities.

PLAN OF DISTRIBUTION

        The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over-the-counter market, in privately negotiated transactions or otherwise. The shares may be offered at a fixed price of $0.50 per share until such time, if ever, our shares are quoted on the OTC Bulletin Board, following which the shares may be offered at prices prevailing in the market or at privately negotiated prices. The selling shareholders may negotiate, and may pay, brokers' or dealers' commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act.

        The methods by which the selling shareholders may sell the shares of our common stock include:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;
•	sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchases;
•	privately negotiated transactions;
•	short sales;
•	any combination of these methods of sale; or
•	any other legal method.

        In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. See, "SHARES ELIGIBLE FOR FUTURE SALE" for additional information. Any selling shareholder who uses this prospectus to sell his shares will be subject to the prospectus delivery requirements of the Securities Act.

        Regulation M under the Securities Exchange Act provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling shareholders. This may affect the marketability of our common stock.

        The selling shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. The selling shareholders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to his prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

        Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.  As of  October 19, 2007, we had 9,660,000 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

        The following discussion summarizes the rights and privileges of our capital stock. This summary is not complete, and you should refer to our Articles of Incorporation which have been filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

        Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

        The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds, subject to the preferential rights of the holders of any outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Preferred Stock

        Our Articles of Incorporation vest our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and our Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (iii) whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation; (v) sinking fund or other provisions, if any, for redemption or purchase of preferred stock; (vi) the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any.

        As of the date of this prospectus, we have not designated or authorized any preferred stock for issuance.

Transfer Agent

        We have appointed Corporate Stock Transfer, Inc. in Denver as transfer agent for our common stock. The address and telephone number for Corporate Stock Transfer is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, (303) 282-4800.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

        A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

GLOSSARY OF TERMS

Bbls:	Barrels of oil.

BCF:	Billion cubic feet of gas.

Cretaceous:	Cretaceous is a name given to a period of time in Earth's history from 145.6 to 65 million years ago. Rocks formed during that time are referred to as the cretaceous system.

Gross acre:	An acre in which a working interest is owned, without regard to the size of the interest.

Gross well:	An oil or gas well in which a working interest is owned, without regard to the size of the interest.

Leases:	Full or partial leasehold interests in oil and gas prospects, authorizing the owner thereof to drill for, reduce to possession and produce and sell oil and gas, subject to the payment of rentals, bonuses and/or royalties.

MMBbls:	Million barrels of oil.

MCF:	Thousand cubic feet.

Net acres:	One net acre is deemed to exist when the sum of the fractional working interests owned in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres.

Net well:	One net well is deemed to exist when the sum of fractional working interests owned in gross wells equals one. The number of net wells is the sum of the fractional working interests owned in gross wells.

Proved Oil and Gas Reserves:	Estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, (i.e., prices and costs as of the date the estimate is made.) Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. For a complete definition of proved oil and gas reserves, see Rule 4-10(a)(2)(3)(4) of Regulation S-X.

WHERE YOU CAN FIND MORE INFORMATION

        You may read and copy any document we file at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form SB-2 to register the shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.

        We will provide copies of our reports and other information which we file with the SEC without charge to each person who receives a copy of this prospectus. Your request for this information should be directed to our President, Raymond McElhaney, at our corporate office in Colorado Springs, Colorado. You can also review this information at the public reference rooms of the SEC and on the SEC’s website as described above.

LEGAL MATTERS

        We have been advised on the legality of the shares included in this prospectus by Dufford & Brown, P.C., of Denver, Colorado. A director of Dufford & Brown, P.C. is an affiliate of the owner of 50,000 shares of our common stock, which owner is listed as a selling shareholder in this prospectus.

EXPERTS

        Our financial statements as of December 31, 2006 and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2006, the period from inception (May 11, 2005) to December 31, 2005, and the period from inception (May 11, 2005) to December 31, 2006 then ended included in this prospectus have been included in reliance on the report of Stark Winter Schenkein & Co., LLP, our independent registered public accounting firm. These financial statements have been included on the authority of this firm as an expert in auditing and accounting.

FINANCIAL STATEMENTS

Index to Financial Statements

June 30, 2007:
Balance Sheet (unaudited) as of June 30, 2007	F-2
Statements of Operations (unaudited) for the six months ended June 30, 2007 and 2006
and the period from inception (May 11, 2005) to June 30, 2007	F-3
Statements of Cash Flows (unaudited) for the six months ended June 30, 2007 and 2006,
And the period from inception (May 11,2005) to June 30, 2007	F-4
Notes to Financial Statements (unaudited)	F-5

December 31, 2006:
Report of Independent Registered Public Accounting Firm	F-7
Balance Sheet as of December 31, 2006	F-8
Statements of Operations for the year ended December 31, 2006 and for the periods from
Inception (May 11, 2005) to December 31, 2005 and 2006	F-9
Statements of Cash Flows for the year ended December 31, 2006 and for the periods from
Inception (May 11, 2005) to December 31, 2005 and 2006	F-10
Statements of Changes in Shareholders' Equity for the period from Inception (May 11, 2005)
to December 31, 2006	F-11
Notes to Financial Statements	F-12

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
BALANCE SHEET
as of June 30, 2007
(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$74,156

Total current assets	74,156

Oil and gas properties, at cost, using full cost method
Unevaluated oil and gas properties, net	63,047
Other assets	1,552

Total assets	$138,755

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$990
Accrued salaries, benefits, and taxes	17,194

Total current liabilities	18,184

Shareholders' equity:
Preferred stock - $0.01 par value, 10,000,000 shares authorized:
none issued and outstanding	—
Common stock - $0.001 par value, 100,000,000 shares authorized:
9,660,000 shares issued and outstanding	9,660
Additional paid-in capital	746,640
(Deficit) accumulated during the exploration stage	(635,729)

Total shareholders' equity	120,571

Total liabilities and shareholders' equity	$138,755

The accompanying notes are an integral part of these financial statements.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Inception (May 11, 2005) to June 30, 2007
Revenues	$—	$—	$—

Expenses:
Oil and gas lease expense	—	—	8,325
Impairment of oil and gas properties	—	—	223,738
General and administrative	102,401	96,696	410,270

Total expenses	102,401	96,696	642,333

Operating (loss)	(102,401)	(96,696)	(642,333)
Other income (expense):
Interest income, net of interest expense	1,031	2,365	6,604

(Loss) before income taxes	(101,370)	(94,331)	(635,729)

Provision for income taxes	—	—	—

Net (loss)	$(101,370)	$(94,331)	$(635,729)

Net (loss) per common share:
Basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	9,563,039	8,139,309

The accompanying notes are an integral part of these financial statements.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Inception (May 11, 2005) to June 30, 2007
Cash flows from operating activities:
Net (loss)	$(101,370)	$(94,331)	$(635,728)

Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Impairment of oil and gas properties	—	—	223,738
Other assets	(287)	(151)	(1,552)
Increase (decrease) in accounts payable and accrued liabilities	(16,124)	877	11,023

Total adjustments	(16,411)	726	233,209

Net cash (used in) operating activities	(117,781)	(93,605)	(402,519)

Cash flows from investing activities:
Investment in oil and gas properties	—	(23,625)	(123,625)

Net cash (used in) investing activities	—	(23,625)	(123,625)

Cash flows from financing activities:
Cash proceeds from sale of stock	175,000	179,000	600,300

Net cash provided by financing activities	175,000	179,000	600,300

Net increase in cash and equivalents	57,219	61,770	74,156

Cash and equivalents at beginning of period	16,937	—	—

Cash and equivalents at end of period	$74,156	$61,770	$74,156

Supplemental Cash Flow Information
Interest paid	$—	$—	$370

Income taxes paid	$—	$—	$—

Non-cash investing and financing activities:
Shares issued in exchange for oil and gas properties	$—	$—	$156,000

Liabilities assumed in exchange for oil and gas properties	$—	$—	$7,160

The accompanying notes are an integral part of these financial statements.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2007
(UNAUDITED)

1.     Summary of Significant Accounting Policies

         Basis of Presentation:    The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) as promulgated in Item 310 of Regulation S-B. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position as of June 30, 2007, results of operations for the six months ended June 30, 2007 and 2006, and cash flows for the six months ended June 30, 2007 and 2006, as applicable, have been made. The results for these interim periods are not necessarily indicative of the results for the entire year. The accompanying financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 2006, included in the registration statement on Form SB-2.

Blue Star Energy, Inc. (the “Company”) was organized under the laws of the State of Colorado on May 11, 2005. The Company plans to engage in oil and gas acquisition, exploration, development and production service activities, primarily in the western region of the United States. The Company is in the exploration stage and has not generated any revenues from operations.

         Per Share Amounts:    Statement of Financial Accounting Standard (“SFAS”) 128, “Earnings per Share,” provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (or loss) by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. During the periods since inception, the Company has not issued any potentially dilutive securities.

         Use of Estimates:    The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2007
(UNAUDITED)

2.     Going Concern

        The Company’s financial statements are prepared on a going concern basis, which contemplates the satisfaction of obligations in the normal course of business. The Company has no source of operating revenue and has financed operations since inception through the sale and exchange of equity. The Company has incurred losses since its inception aggregating $635,729. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

        The Company has raised a total of $600,300 in sales of common stock since inception. Management believes that these proceeds will not be sufficient to fund its operating activity and other capital resource demands during the next twelve months.

        The Company’s ability to continue as a going concern is contingent upon its ability to raise funds through the sale of equity, joint venture or sale of its assets, and attaining profitable operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

3.     Shareholders’Equity

        During 2007, the Company issued 330,000 shares of common stock at $0.50 per share for cash proceeds of $165,000. The $10,000 subscription receivable at December 31, 2006 was received during 2007.

4.     Related Party Transactions:

        During 2007, an officer and director advanced $5,000 to the Company to cover short term expenses. The advance was non-interest bearing and was repaid during the six month period.

5.     Subsequent Event:

        Effective August 31, 2007, the Company sold its interests in the Logan County properties for net cash proceeds of $23,922; however, no gain or loss will be recognized as the carrying value of the asset had already been fully reserved.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Blue Star Energy, Inc.

We have audited the accompanying balance sheet of Blue Star Energy, Inc. (an Exploration Stage Company) as of December 31, 2006, and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2006, the period from inception (May 11, 2005) to December 31, 2005, and the period from inception (May 11, 2005) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States.) Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Star Energy, Inc. (an Exploration Stage Company) as of December 31, 2006, and the results of its operations, and its cash flows for the year ended December 31, 2006, the period from inception (May 11, 2005) to December 31, 2005, and the period from inception (May 11, 2005) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has no revenue generating operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP

Denver, Colorado
August 29, 2007, except Note 8, for which the date is
     September 18, 2007

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
BALANCE SHEET
as of December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$16,937
Common stock subscription receivable	10,000

Total current assets	26,937

Oil and gas properties, at cost, using full cost method	63,047

Other assets	1,265

Total assets	$91,249

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$17,354
Accrued salaries, benefits, and taxes	16,954

Total current liabilities	34,308

Shareholders' equity:
Preferred stock - $0.01 par value, 10,000,000 shares authorized:
none issued or outstanding	—
Common stock - $0.001 par value, 100,000,000 shares authorized:
9,330,000 shares issued and outstanding	9,330
Additional paid-in capital	581,970
(Deficit) accumulated during the exploration stage	(534,359)

Total shareholders' equity	56,941

Total liabilities and shareholders' equity	$91,249

The accompanying notes are an integral part of these financial statements.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
for the year ended December 31, 2006,
and for the periods from Inception (May 11, 2005) to December 31, 2005 and 2006

	2006	Inception (May 11, 2005) to December 31, 2005	Inception (May 11, 2005) to December 31, 2006
Revenues	$—	$—	$—

Expenses:
Oil and gas lease expense	8,325	—	8,325
Impairment of oil and gas properties	223,738	—	223,738
General and administrative	194,442	113,427	307,869

Total expenses	426,505	113,427	539,932

Operating (loss)	(426,505)	(113,427)	(539,932)
Other income (expense):
Interest income, net of interest expense	3,905	1,668	5,573

(Loss) before income taxes	(422,600)	(111,759)	(534,359)

Provision for income taxes	—	—	—

Net (loss)	$(422,600)	$(111,759)	$(534,359)

Net (loss) per common share:
Basic and diluted	$(0.05)	$(0.02)

Weighted average shares outstanding:
Basic and diluted	8,492,425	7,144,188

The accompanying notes are an integral part of these financial statements.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
For the period from Inception (May 11, 2005) to December 31, 2006

	Number of Common Shares	Par Value of Common Shares	Additional Paid - in Capital	Stock Subscriptions Receivable	(Deficit) Accumulated during the Exploration Stage	Total Shareholders' Equity
Balance at Inception, May 11, 2005	—	$—	$—	$—	$—	$—

Shares issued to founders for cash at par value	6,306,300	—	—	—	6,300
Shares issued for cash at $0.02	250,000	250	4,750	—	—	5,000
Shares issued in exchange for
oil and gas properties	60,000	60	5,940	—	—	6,000
Shares issued for cash at $0.20	1,175,000	1,175	233,825	—	—	235,000
Net (loss)	—	—	—	—	(111,759)	(111,759)

Balance, December 31, 2005	7,785,000	7,785	244,515	—	(111,759)	140,541

Shares issued for cash at $0.20	945,000	945	188,055	(10,000)	—	179,000
Shares issued in exchange for
oil and gas properties	600,000	600	149,400	—	—	150,000
Net (loss)	—	—	—	—	(422,600)	(422,600)

Balance, December 31, 2006	9,330,000	$9,330	$581,970	$(10,000)	$(534,359)	$46,941

The accompanying notes are an integral part of these financial statements.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
for the year ended December 31, 2006 ,
and for the periods from Inception (May 11, 2005) to December 31, 2005 and 2006

	2006	Inception (May 11, 2005) to December 31, 2005	Inception (May 11, 2005) to December 31, 2006
Cash flows from operating activities:
Net (loss)	$(422,600)	$(111,759)	$(534,359)

Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Impairment of oil and gas properties	223,738	—	223,738
Other assets	(83)	(1,182)	(1,265)
Increase in accounts payable and accrued liabilites	9,673	17,475	27,148

Total adjustments	233,328	16,293	249,621

Net cash (used in) operating activities	(189,272)	(95,466)	(284,738)

Cash flows from investing activities:
Investment in oil and gas properties	(123,625)	—	(123,625)

Net cash (used in) investing activities	(123,625)	—	(123,625)

Cash flows from financing activities:
Cash proceeds from sale of stock	179,000	246,300	425,300

Net cash provided by financing activities	179,000	246,300	425,300

Net increase (decrease) in cash and equivalents	(133,897)	150,834	16,937

Cash and equivalents at beginning of year	150,834	—	—

Cash and equivalents at end of year	$16,937	$150,834	$16,937

Supplemental Cash Flow Information
Interest paid	$186	$184	$370

Income taxes paid	$—	$—	$—

Non-cash investing and financing activities:
Shares issued in exchange for
oil and gas properties	$150,000	$6,000	$156,000

Liabilities assumed in exchange for
oil and gas properties	$7,160	$—	$7,160

The accompanying notes are an integral part of these financial statements.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

1.     Summary of Significant Accounting Policies

         Basis of Presentation:    Blue Star Energy, Inc. (the “Company”) was organized under the laws of the State of Colorado on May 11, 2005. The Company plans to engage in oil and gas acquisition, exploration, development and production service activities, primarily in the western region of the United States. The Company is in the exploration stage and has not yet generated any revenues from operations.

         Cash and Cash Equivalents:    The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

         Oil and Gas Properties:    The Company uses the full cost method of accounting for costs related to its oil and natural gas properties. All of the properties acquired by the Company since inception are currently undergoing evaluation and are not yet included in the depletion, depreciation, and amortization calculation. After the properties are evaluated, the capitalized costs included in the full cost pool will be depleted on an aggregate basis using the units-of-production method. A change in proved reserves, if any without a corresponding change in capitalized costs will cause the depletion rate to increase or decrease. The Company has no proved reserves at December 31, 2006.

        Both the volume of proved reserves and any estimated future expenditures to be used for the depletion calculation will be based on estimates such as those described under “Oil and Gas Reserves” below.

        The capitalized costs in the full cost pool will be subject to a quarterly ceiling test that limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves discounted at 10 percent plus the lower of cost or market value of unproved properties less any associated tax effects. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and result in lower depreciation and depletion in future periods. A write-down may not be reversed in future periods, even though higher oil and natural gas prices or increased reserves may subsequently increase the ceiling.

        Changes in oil and natural gas prices are expected to have the most significant impact on the Company’s ceiling test. In general, the ceiling is lower when prices are lower. Even though oil and natural gas prices can be highly volatile over weeks and even days, the ceiling calculation dictates that prices in effect as of the last day of the test period be used and held constant. The resulting valuation is a snapshot as of that day and, thus, is not necessarily indicative of a true fair value that would be placed on the Company’s reserves by the Company or by an independent third party. Therefore, the future net revenues associated with the estimated proved reserves are not based on the Company’s assessment of future prices or costs, but rather are based on prices and costs in effect as of the end the test period.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

         Oil and Gas Reserves:     The determination of depreciation and depletion expense as well as ceiling test write-downs related to the recorded value of the Company’s oil and natural gas properties will be highly dependent on the estimates of the proved oil and natural gas reserves. Oil and natural gas reserves include proved reserves that represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the Company’s control. Accordingly, reserve estimates are often different from the quantities of oil and natural gas ultimately recovered and the corresponding lifting costs associated with the recovery of these reserves.

         Property Retirement Obligation:    The Company follows the guidelines of Statement of Financial Accounting Standards (“SFAS”) 143, “Accounting for Asset Retirement Obligations.” SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made.

        The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company has determined that it has no material property retirement obligations as of December 31, 2006.

         Stock Based Compensation:    The Company’s 2005 Non-Qualified Stock Option and Stock Grant Plan (the “Plan”) authorizes the granting of stock grants and nonqualified options to purchase shares of the Company’s common stock. The Plan is administered by the Board of Directors which determines the terms pursuant to which any grant or option is granted.

        The Company accounts for options issued under this Plan in accordance with SFAS 123, “Accounting for Stock-Based Compensation” (as amended), requiring the Company to record compensation costs for the Company’s stock options determined in accordance with the fair value based method prescribed in SFAS 123, as amended. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.

        The Company did not make any option or stock grants during 2006 or 2005, and, accordingly, has not recognized any stock based compensation expense.

         Per Share Amounts:    SFAS 128, “Earnings Per Share,”provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (or loss) by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. During the periods since inception, the Company has not issued any potentially dilutive securities.

                 Income Taxes:    The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires the use of the asset and liability method of computing deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the book basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

         Revenue Recognition:    The Company recognizes the sale of production when an agreement of sale exists, delivery has occurred, title has transferred to the customer and collectibility is reasonably assured.

         Use of Estimates:    The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Business Risks:    The Company continually reviews the exploration and political risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company’s operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company’s business is subject to extensive licensing, permitting, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

         Fair Value of Financial Instruments:    SFAS 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2006.

        The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

         Concentration of Credit Risk:    The Company’s operating cash balances are maintained in one primary financial institution and periodically exceed federally insured limits. The Company believes that the financial strength of these institutions mitigates the underlying risk of loss. To date, these concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

         Environmental Matters:     Environmental costs are expensed or capitalized depending on their future economic benefit. Costs that relate to an existing condition caused by past operations with no future economic benefit are expensed. Liabilities for future expenditures of a non-capital nature are recorded when future environmental expenditures and/or remediation is deemed probable and the costs can be reasonably estimated. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. There have been no environmental costs recorded through December 31, 2006.

         Recent Pronouncements:     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 157, “Fair Value Measurements”(SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the Company’s fiscal year beginning January 1, 2008. The Company is currently determining the effect of this statement on its financial reporting

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

        In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained upon examination based on the technical merits of the position. This interpretation also includes guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective January 1, 2007 with the cumulative effect reported as an adjustment to the opening balance of retained earnings for the fiscal year. The Company is currently determining the effect of this interpretation on its financial reporting.

2.     Going Concern

        The Company’s financial statements are prepared on a going concern basis, which contemplates the satisfaction of obligations in the normal course of business. The Company has no source of operating revenue and has financed operations through the sale and exchange of equity. The Company has incurred losses since its inception aggregating $534,359. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

        Although the Company realized gross proceeds of $425,300 from the sale of common shares in various private placement transactions during 2006 and 2005, management believes that these proceeds will not be sufficient to fund its operating activities and other capital resource demands during 2007.

        The Company’s ability to continue as a going concern is contingent upon its ability to raise funds through the sale of equity, joint venture or sale of its assets, and attaining profitable operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

3.     Oil and Gas Properties

        In June 2005, the Company purchased a 2% interest in a shut-in well in Morgan County, Colorado in exchange for 60,000 shares of the Company’s restricted common stock, valued at $6,000. In January 2006, the Company purchased from a related party an additional 7.875% interest in the same property for the sum of $23,625. The well’s primary producing zones are the D-Sand, J-Sand and a variety of shallower sands, such as the Niobrara and the Greenhorn. The Morgan County well holds 160 acres of surrounding leasehold interest and is shut-in awaiting a pipeline for delivery.

        In May 2006, the Company purchased an additional 11.875% working interest in the Morgan County well outlined above. As part of the same transaction, the Company purchased an 11.875% working interest in 2 wells and 1,160 leased acres located in Logan County, Colorado in exchange for $250,000, of which $100,000 was paid in cash at closing, and the balance of $150,000 was paid in the form of 600,000 shares of the Company’s restricted common stock.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

        The Logan County wells also target production primarily for the D-Sand and J-Sand. Included with this purchase is approximately 7.5 miles of pipeline, a natural gas compressor, stripping plant, marketing tap and contract with Kinder-Morgan Energy, Inc. All of the properties are operated by Energy Oil and Gas, Inc. of Niwot, Colorado.

        None of the wells are currently in production and no depletion, depreciation or amortization was recorded during 2006 or 2005. Subsequent to December 31, 2006, the Company sold the Logan County wells for net cash proceeds of $23,922. As of December 31, 2006, the Company determined that these properties may have been impaired. Accordingly, a valuation allowance of $223,738 to reduce the carrying value of the properties to their estimated net realizable value was recorded as of December 31, 2006.

        The Company is evaluating the remaining property to determine the appropriate future actions that should be taken. The Company may decide to commence production or dispose of the property. Since the interest in this property is a minority interest, the final decision with respect to the property will be jointly decided with the other ownership interests.

4.     Income Taxes

        A reconciliation of the tax provision for 2006 and 2005 at statutory rates is comprised of the following components:

	2006	2005
Tax expense (benefit) at statutory rates	$(144,000)	$(38,000)
Book to tax adjustments:
Valuation allowance	144,000	38,000

Tax provision	$—	$—

        Deferred tax assets and liabilities represent the future impact of temporary differences between the financial statement and tax bases of assets and liabilities. Those items consist of the following as of December 31, 2006:

Deferred tax assets:
Net operating loss carryforwards	$106,000
Impairment expense not deducted for tax purposes	76,000
Less valuation allowance	(182,000)

Net deferred tax asset	$—

        Total deferred tax assets and the valuation allowance increased by approximately $144,000 during 2006.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

        At December 31, 2006, the Company has tax loss carryforwards approximating $306,000 that expire at various dates through 2026. The primary difference between the book losses and tax losses are the temporary differences resulting from impairment. At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carryforwards, including a requirement that losses be offset against future taxable income, if any. In addition, there are limitations imposed by certain transactions which are deemed to be ownership changes. Accordingly, a valuation allowance has been established for the entire deferred tax asset.

5.     Shareholders’Equity

         Preferred Stock    The Company has authorized 10,000,000 shares of $0.01 par value preferred stock. These shares may be issued in series with such rights and preferences as may be determined by the Board of Directors. Since inception, the Company has not issued any preferred shares.

         Common Stock     The Company has authorized 100,000,000 shares of $0.001 par value common stock.

        At inception, the Company issued 6,300,000 common shares to its founders and another individual for cash proceeds of $6,300.

        On June 6, 2005, the Company issued 250,000 common shares to a private investor for cash proceeds of $5,000.

        During 2005, the Company issued 60,000 shares of common stock in exchange for a 2% working interest in the Stroh #1 lease. The shares were valued at $6,000. In private transactions, the Company sold 1,175,000 shares of common stock at $0.20 per share for cash proceeds of $235,000.

        During 2006, the Company issued 945,000 shares of common stock at $0.20 per share for cash proceeds of $179,000 (net of common stock subscriptions receivable of $10,000). In addition, the Company issued 600,000 shares of common stock in exchange for oil and gas properties including the Stroh #1, Marostica #1, and Lutin #1. The shares were valued at $150,000.

        The Company may continue to raise capital through the sale of its common shares and may also seek other funding or corporate transactions to achieve its business objectives.

BLUE STAR ENERGY, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

6.     Rental Expense and Commitment and Contingencies

        Effective May 1, 2006, the Company entered into a twelve month lease on office space in Colorado Springs, Colorado. Required payments approximate $1,265 per month. Remaining minimum lease obligations for the lease, which expired effective April 30, 2007, will be $5,000. The Company is currently leasing the office space on a month-to-month basis at approximately $15,200 per year. Rent expense for 2006 approximated $15,000.

        Effective June 1, 2005, the Company entered into employment agreements with its executive officers which extend for a three-year term. Pursuant to the terms of those agreements, each officer is being paid $60,000 annually. The employment agreements are automatically renewable for one-year terms and may be terminated by the Company by providing not less than 60 days notice.

7.     Related Party Transactions:

        During 2006, the Company purchased a working interest in a property located in Morgan County, Colorado from a company controlled by the officers and directors of the Company. The purchase price was $23,625, which was paid in cash.

        During 2005, the directors each advanced $5,000 to the Company for working capital. These advances were repaid in full on November 1, 2005.

8.     Subsequent Events

        Subsequent to December 31, 2006, the Company issued 330,000 shares of common stock to private investors for cash proceeds of $165,000, and the $10,000 stock subscription receivable at December 31, 2006 was received.

        Effective August 31, 2007, the Company sold its interests in the Logan County properties for cash proceeds of $23,922.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until _________, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

9,660,000 Shares BLUE STAR ENERGY, INC. Common Stock ____________________ PROSPECTUS ____________________ ____________, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Included in the prospectus.

Item 25. Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except for the Securities and Exchange Commission’s registration fee:

SEC registration fee	$148
Legal fees	25,000
Accounting fees	5,000
Blue Sky filing fees and expenses	1,000
Printing and engraving expenses	1,000
Transfer Agent fees and expenses	0
Miscellaneous	1,852

Total	$34,000

Item 26. Recent Sales of Unregistered Securities

During the preceding three years, we have issued an aggregate of 9,660,000 shares of our common stock without registering those securities under the Securities Act. The following information describes the transactions in which those securities were issued.

In May 2005, we issued 6,000,000 shares of common stock to our founders, Messrs. McElhaney and Conrad, and 300,000 shares to our initial investors for a total of $6,300 during the initial capitalization of our company. We relied on the exemption from registration provided by § 4(2) of the Securities Act in connection with the issuance of these shares.

In June 2005, we issued 250,000 shares to an investor for a total of $5,000 cash and 60,000 shares to another individual in exchange for a 2% working interest in the Stroh prospect, valued at $6,000. We relied on the exemption from registration provided by § 4(2) of the Securities Act in connection with the issuances of these shares.

Between August 2005 and June 2006 we issued 2,120,000 shares of common stock to 21 individuals or entities at a price of $0.20 per share, for a total of $424,000. The shares were purchased by individuals or entities that were friends, relatives or business contacts of the founders of our company.

On September 21, 2006, we issued 200,000 shares of common stock valued at $0.25 per share to Prospector Capital, Inc. in connection with an agreement to purchase certain oil and gas assets. In addition, we issued a convertible promissory note to Prospector Capital which was converted on December 31, 2006 into 400,000 shares of common stock valued at $0.25 per share. The total value of shares issued in the two transactions was $150,000.

Between February 2007 and April 2007, we sold 330,000 shares of common stock to eight individuals or entities at a price of $0.50 per share or a total of $165,000. In each of the three former transactions, we relied on the exemption from registration provided by Rule 504 of Regulation D of the Securities Act.

In each transaction where we relied on Rule 504, we did not engage in any general solicitation or advertising. In each case, the subscriber was provided with a subscription agreement detailing the restrictions on transfer of the shares. Further, stop transfer restrictions were placed on each of the certificates issued in connection with the offering.

Item 27. Exhibits

The following exhibits are filed with, or incorporated by reference in, this registration statement:

Item No.	Description

3.1	Articles of Incorporation of the company as filed with the Colorado Secretary of State on May 11, 2005.

3.2	Bylaws of the Company dated May 11, 2005.

4	Specimen of Stock Certificate.

5*	Opinion on legality.

10.1	Employment Agreement dated June 1, 2005 by and between the company and Raymond E. McElhaney.

10.2	Employment Agreement dated June 1, 2005 by and between the company and Bill M. Conrad.

10.3	Non-Qualified Stock Option and Stock Grant Plan adopted June 1, 2005.

10.4	Agreement and Bill of Sale dated June 15, 2005 by and between the company and Dewey L. Williams.

10.5	Revised Model Form Operating Agreement dated September 9, 2005 by and between Energy Oil & Gas, Inc., the Dolphin Group, Inc. and MCM Capital Management, Inc.

10.6	Form of Subscription Agreement for private stock offering of the company's $.001 par value per share common stock.

10.7	Agreement and Bill of Sale dated January 10, 2006 by and between the company and MCM Capital Management, Inc.

10.8	Purchase and Sale Agreement dated September 21, 2006 by and between the company and Prospector Capital, Inc.

23.1	Consent of Stark Winter and Schenkein & Co., L.L.P.

23.2	Consent of Dufford & Brown, P.C. (included in Exhibit 5).

24	Power of attorney (included on signature page).

*	Filed herewith.

Item 28. Undertakings

The undersigned registrant hereby undertakes that it will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

    5.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    6.        The small business issuer will:

i.	For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

ii.	For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    7.        That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

iii.	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on October 22, 2007.

BLUE STAR ENERGY, INC. (Registrant) /s/ Raymond E. McElhaney By: Raymond E. McElhaney President and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates stated.

/s/ Raymond E. McElhaney Raymond E. McElhaney /s/ Frank L Jennings Frank L. Jennings /s/ Bill M. Conrad Bill M. Conrad	President, Chief Executive Officer and Chairman of the Board Principal Financial and Accounting Officer Vice President and Director	October 22, 2007 October 22, 2007 October 22, 2007

EXHIBIT INDEX

The following exhibits are filed with, or incorporated by reference in, this registration statement:

Item No.	Description

3.1	Articles of Incorporation of the company as filed with the Colorado Secretary of State on May 11, 2005.

3.2	Bylaws of the Company dated May 11, 2005.

4	Specimen of Stock Certificate.

5*	Opinion on legality.

10.1	Employment Agreement dated June 1, 2005 by and between the company and Raymond E. McElhaney.

10.2	Employment Agreement dated June 1, 2005 by and between the company and Bill M. Conrad.

10.3	Non-Qualified Stock Option and Stock Grant Plan adopted June 1, 2005.

10.4	Agreement and Bill of Sale dated June 15, 2005 by and between the company and Dewey L. Williams.

10.5	Revised Model Form Operating Agreement dated September 9, 2005 by and between Energy Oil & Gas, Inc., the Dolphin Group, Inc. and MCM Capital Management, Inc.

10.6	Form of Subscription Agreement for private stock offering of the company's $.001 par value per share common stock.

10.7	Agreement and Bill of Sale dated January 10, 2006 by and between the company and MCM Capital Management, Inc.

10.8	Purchase and Sale Agreement dated September 21, 2006 by and between the company and Prospector Capital, Inc.

23.1	Consent of Stark Winter and Schenkein & Co., L.L.P.

23.2	Consent of Dufford & Brown, P.C. (included in Exhibit 5).

24	Power of attorney (included on signature page).

*	Filed herewith.